Exhibit 99.1

Perry Ellis International Announces Record Revenue and Net Income for First Quarter of Fiscal 2012.

•	Total revenue increased 31% to $288.3 million as compared to $220.3 million for the comparable prior year period.

•	Operating income increased 52% to $30.4 million

•	Net income increased 37% to $15.4 million

•	EBITDA of $33.6 million increased 45% over $23.1 million in the comparable prior year period

•	Diluted EPS of $0.99 increased 22%

•	Diluted EPS, as adjusted, of $1.08 increased 33%

•	Increased fiscal 2012 EPS guidance to a range of $2.40 to $2.50 from previous guidance of $2.30 to $2.40.

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the first quarter ended April 30, 2011 (“first quarter of fiscal 2012”).

First Quarter Operating Results

“We are extremely pleased with our results for the first quarter. Our ability to successfully capitalize on the positive momentum for our brands and business from prior year coupled with the addition of the new Rafaella women’s sportswear business drove record revenue and net income for Perry Ellis International,” commented Oscar Feldenkreis, President and COO. “Throughout fiscal 2012 we will continue to invest in and focus on our niche businesses such as golf and Hispanic as well as in Perry Ellis Collection, women’s sportswear, direct -to-consumer, and international where we believe we can further maximize our operating model and drive significant growth and earnings for our shareholders,” continued Mr. Feldenkreis.

Total revenues increased 31% to $288.3 million compared to $220.3 million in the comparable prior year period. For the first quarter of fiscal 2012 Rafaella contributed $38.9 million in total revenue. Organic revenue grew 13%, to $249 million, which excludes the recently acquired Rafaella business. Increases were driven by strong performance within the golf and Hispanic lifestyle brands, as well as in Perry Ellis Collection. Furthermore, incremental growth of $11 million in program business which was opportunistically driven by forward inventory positions added to the quarter.

Overall gross profit for the quarter increased 23% to $97.0 million compared to $78.7 million in the comparable prior year period. Gross margin was 33.6% of total revenues compared to 35.7% in the comparable prior year period. The Rafaella business, acquired at the end of January, which has lower gross margins than the Company’s core businesses, impacted first quarter gross margin by 110 basis points. Furthermore, as previously noted, incremental program business and the effect of converting licenses for small leather goods and dress shirts into wholesale businesses impacted first quarter gross margin by approximately 100 basis points.

“Our first quarter results demonstrate the successful expansion of our growth strategies and the addition of Rafaella, which we believe provide us with a sustained platform for expansion in the current year and beyond,” stated George Feldenkreis, Chairman and CEO. “During the quarter this led to a 31% increase in revenue and a 45% increase in EBITDA with our EBITDA margin rising 120 basis points to 11.7%. We continue to successfully navigate a challenging product cost environment and expect to continue our strong sales and earnings performance given the strength of our products and business model which is providing us with market share expansion in existing retail doors as well as creating new opportunities for growth.”

As reported under generally accepted accounting principles (“GAAP”) the Company reported a 37% increase in net income attributed to Perry Ellis International, Inc. of $15.3 million, or $0.99 per fully diluted share compared to net income attributed to Perry Ellis International, Inc. of $11.2 million, or $0.81 per fully diluted share in the comparable prior year period.

Net income attributed to Perry Ellis International, Inc. per diluted share (“EPS”), as adjusted for the first quarter of fiscal 2012 was $1.08 (see attached reconciliation “Table 1”). Net Income, as adjusted, excludes the impact of the cost on early extinguishment of the senior subordinated 2013 notes and duplicated interest from March 8, 2011 to April 6, 2011 associated with the interest during the time that the retired debt and the new senior subordinated 2019 notes were simultaneously outstanding.

Earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt, and non-controlling interest (“EBITDA”) for the first quarter increased 45% to $33.6 million, or 11.7% of total revenues compared to $23.1 million, or 10.5% of total revenue for the comparable prior year period (see attached reconciliation “Table 2”). For the first quarter of fiscal 2012, Rafaella delivered $5.8 million in EBITDA, significantly contributing to the 120 basis point improvement in EBITDA margin for the quarter.

Balance Sheet Update

The Company ended the first quarter of fiscal 2012 with $21.7 million in cash and cash equivalents. In addition, accounts receivable increased 41% to $182.5 million compared to $129.5 million as of January 29, 2011. The quality of the receivables from a customer base is very strong and the Company is pleased with the financial strength of its current partners.

Inventories were $181.7 million at quarter end representing a 2% increase compared to $178.2 million as of January 29, 2011. The Company also noted that the opportunistic inventory purchases it made throughout fiscal 2011 to support ongoing replenishment and program businesses represented incremental sales growth within the first quarter of fiscal 2012.

Fiscal 2012 Guidance

The Company reaffirmed its revenue guidance of reaching $1.0 billion for full fiscal year 2012. In addition, core organic growth is expected to add 8% to 10% from prior fiscal year total revenues, and the newly acquired Rafaella women’s sportswear business is expected to add approximately $125.0 million in revenue for full fiscal year 2012.

Furthermore, total EBITDA for the year is expected to be in a range of $88 - $90 million with Rafaella contributing $15-$16 million, thereby approaching a 9.0% EBITDA margin for fiscal 2012.

Based on first quarter of fiscal 2012 performance and current business trends the Company now expects earnings per share, diluted, for full year fiscal 2012 in a range of $2.40 - $2.50 compared to previous guidance of $2.30 - $2.40.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis(R), Jantzen(R), Laundry by Shelli Segal(R), C&C California(R), Cubavera(R), Centro(R), Solero(R), Munsingwear(R), Savane(R), Original Penguin(R) by Munsingwear(R), Grand Slam(R), Natural Issue(R), Pro Player(R), Havanera Co.(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R), MCD(R), John Henry(R), Mondo di Marco(R), Redsand(R), Manhattan(R), Axist(R), Farah(R) and Rafaella(R). The Company enhances its roster of brands by licensing trademarks from third parties, including: Pierre Cardin(R) for men’s sportswear, Nike(R) and Jag(R) for swimwear, and Callaway(R), TOP-FLITE(R), PGA TOUR(R) and Champions
Tour(R) for golf apparel. Additional information on the Company is available at www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

SOURCE: Perry Ellis International, Inc.

Integrated Corporate Relations

Allison Malkin, 203-682-8225

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended
	April 30, 2011	May 1, 2010

Revenues
Net sales	$282,775	$214,242
Royalty income	5,514	6,107

Total revenues	288,289	220,349
Cost of sales	191,319	141,605

Gross profit	96,970	78,744
Operating expenses
Selling, general and administrative expenses	63,375	55,626
Depreciation and amortization	3,189	3,119

Total operating expenses	66,564	58,745

Operating income	30,406	19,999
Cost on early extinguishment of debt	1,306	—
Interest expense	4,666	3,747

Net income before income taxes	24,434	16,252
Income tax provision	9,056	4,876

Net income	15,378	11,376

Less: net income attributed to noncontrolling interest	—	177

Net income attributed to Perry Ellis International, Inc.	$15,378	$11,199

Net income attributed to Perry Ellis International, Inc. per share
Basic	$1.07	$0.87

Diluted	$0.99	$0.81

Weighted average number of shares outstanding
Basic	14,421	12,867
Diluted	15,538	13,884

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	April 30, 2011	January 29, 2011

Assets
Current assets:
Cash and cash equivalents	$21,728	$18,524
Accounts receivable, net	182,474	129,534
Inventories	181,741	178,217
Other current assets	29,215	36,785

Total current assets	415,158	363,060

Property and equipment, net	54,377	55,077
Intangible assets	260,131	262,647
Other assets	7,734	4,946

Total assets	$737,400	$685,730

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$80,155	$73,890
Accrued expenses and other liabilities	24,176	30,650
Senior credit facility	32,514	—
Accrued interest payable	2,075	3,744
Unearned revenues	4,655	4,438

Total current liabilities	143,575	112,722

Long term liabilities:
Senior subordinated notes payable, net	150,000	105,221
Senior credit facility	—	97,342
Real estate mortgages	25,553	25,793
Deferred pension obligation	12,725	13,120
Unearned revenues and other long term liabilities	31,187	28,592

Total long term liabilities	219,465	270,068

Total liabilities	363,040	382,790

Equity

Total equity	374,360	302,940

Total liabilities and equity	$737,400	$685,730

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of first quarter fiscal 2012 and 2011 earnings per share to adjusted earnings per share.

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended
	April 30, 2011	May 1, 2010
Net income attributed to Perry Ellis International, Inc.	$15,378	$11,199
Plus:
Cost on early extinguishment of debt	1,306	—
Duplicate interest from March 8 to April 6, 2011	745	—
Less:
Tax benefit	(718)	—

Net income attributed to Perry Ellis International, Inc., as adjusted	$16,711	$11,199

	Three Months Ended
	April 30, 2011	May 1, 2010
Net income attributed to Perry Ellis International, Inc. per share, diluted	$0.99	$0.81
Plus:
Net per share cost on early extinguishment of debt	$0.06	$—
Net per share duplicate interest from March 8 to April 6, 2011	$0.03	$—

Net income attributed to Perry Ellis International, Inc., as adjusted, per share, diluted	$1.08	$0.81

“Adjusted net income attributed to Perry Ellis International Inc. per share, diluted” consists of “net income attributed to Perry Ellis International Inc. per share, diluted” adjusted for the impact of the cost on early extinguishment of debt and the duplicate interest from March 8, 2011 to April 6, 2011 associated with the interest during the time that the retired debt and the new debt were simultaneously outstanding. These costs are not indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended
	April 30, 2011	May 1, 2010

Net income attributed to Perry Ellis International, Inc.	$15,378	$11,199
Plus:
Depreciation and amortization	3,189	3,119
Interest expense	4,666	3,747
Net income attributable to noncontrolling interest	—	177
Cost on early extinguishment of debt	1,306	—
Income tax provision	9,056	4,876

EBITDA	$33,595	$23,118

Gross profit	$96,970	$78,744
Less:
Selling, general and administrative expenses	(63,375)	(55,626)

EBITDA	33,595	23,118

Total revenues	$288,289	$220,349

EBITDA margin percentage of revenues	11.7%	10.5%

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt, and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.